                                                                    EXHIBIT 99.1

   NEWS BULLETIN FROM                     32605 W. Twelve Mile Rd.
                                          Suite 250
   [COVANSYS LOGO]                        Farmington Hills, MI 48334
                                          NASDAQ:  CVNS



   FOR FURTHER INFORMATION

         AT THE COMPANY:              AT FRB|WEBER SHANDWICK: EMAIL ADDRESS:
David Roady          Mike Duffey      George Zagoudis-General Info gzagoudis@webershandwick.com
Investor Relations   EVP & CFO        Lisa Fortuna--Analysts       lfortuna@webershandwick.com
(248) 848-2221       (248) 848-2298   (312) 266-7800
droady@covansys.com

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 24, 2003

                     COVANSYS REPORTS FIRST QUARTER RESULTS

FARMINGTON HILLS, MI., APRIL 24, 2003 -- Covansys Corporation (NASDAQ: CVNS), a worldwide provider of information technology services, reported first quarter revenue of $96.6 million compared to $98.4 million in the fourth quarter of 2002. Revenue was up 6.4 percent compared to $90.8 million in first quarter 2002. Year-over-year growth of $5.8 million was mainly derived from the acquisition of PDA Software Services.

Net income before the non-cash convertible redeemable preferred stock dividends in the first quarter of 2003 was $11,000 compared to $1.3 million in fourth quarter 2002 and $1.5 million in the first quarter 2002.

Net income available to common shareholders was a loss of $0.04 per share in the first quarter 2003 compared to net income available to common shareholders of $0.01 in both the fourth quarter of 2002 and the first quarter 2002. Pro forma EPS, assuming conversion of the convertible redeemable preferred stock, would result in EPS of $0.00 in first quarter 2003 compared to EPS of $0.04 in both the fourth quarter 2002 and in the first quarter 2002.

"Despite our modest growth in revenue year-over-year and the reduction in SG&A during the quarter, we were not satisfied with our results this quarter, particularly our overall margin performance," noted Martin C. Clague, president and CEO. "We believe that IT budget pressures play to our strengths in providing flexible global delivery and that our offshore services allow our middle market clients to achieve their goals for high quality, low cost solutions."

"In early April, through a series of executive management meetings, we reconfirmed our strategy to focus on Public Sector and Application Maintenance and Development Outsourcing (AMD/O) leveraging offshore delivery," Clague stated. "Based on these reviews, we have determined the need to further modify the organizational structure to improve performance. We expect to reduce both delivery and SG&A headcount by over five percent of our domestic workforce and eliminate layers and overlapping organizations in order to operate more effectively. We have identified the actions, the execution of which will occur during the second quarter, and we will have our new structure in place no later than July 1, 2003. During the first half of April, we have already initiated organizational modifications and have eliminated over 25 percent of the targeted positions."

                                      MORE

During the first quarter, Covansys added 23 new logos and announced new projects with both commercial and public sector clients. The public sector had mixed results as Covansys announced a contract win valued at over one million dollars to implement a web-enabled childcare system for the State of Alaska and delivered phase two of a major retirement system. During the quarterly reassessment of all fixed price projects, it was determined that an additional loss provision on a large project was required.

"In the commercial sector, we signed a multi-million dollar agreement to establish a Chennai development center for J.D. Edwards," said Clague. "This is a significant and innovative solution to drive down business costs, improve processes and enable J.D. Edwards to achieve their business goals. We were also awarded a $3.5 million project to develop and host a new industry database for RAPID. This implementation will facilitate e-Business by providing the agricultural industry with an efficient relational database."

Gross profit was $21.7 million or 22.5 percent of revenue for the quarter ended March 31, 2003 compared to $24.7 million or 25.1 percent of revenue in the fourth quarter 2002. Gross profit was down $2.6 million or 4.3 percentage points from $24.3 million or 26.8 percent of revenue in first quarter 2002.

"The gross margin deterioration of 2.6 percentage points between first quarter 2003 and fourth quarter 2002 was a result of several items," observed Mike Duffey, Covansys CFO. "First, we had a reassessment of a loss contract which required an additional loss reserve equivalent to approximately one percentage point in gross margin. Second, the combination of project ramp-up on new accounts with increased travel and relocation costs and project-related software above our normal run rate reduced gross margin an additional 0.5 percentage point. Third, severance associated with continuing to rebalance our skill mix and manage utilization reduced gross margin by 0.3 percentage points. In addition, we continue to see competitive pricing pressures that continue to depress bill rates. We believe that each of the first three items have been adequately addressed and will benefit future quarters. We are focused on our skill mix and cost structure to more effectively address the current pricing environment."

"These items offset the improvements in utilization. Utilization was up 3 points in both the U.S. and in India compared to first quarter 2002 due to careful management of our resources," noted Duffey. Domestic utilization was 83 percent in the first quarter 2003, an improvement from 77 percent for the fourth quarter 2002 and 80 percent for the first quarter 2002. Utilization in India was 73 percent for the first quarter compared to 72 percent in the fourth quarter 2002 and 70 percent for the first quarter 2002. "Utilization remains a driver to improve gross margin and will continue to be a key focal point in 2003," said Duffey. "We are targeting domestic utilization of 85 percent and offshore utilization to remain in the 72 to 73 percent range for the balance of the year."

"We continued to manage our headcount to respond to current market demands," Duffey indicated. "During the quarter, we reduced total headcount by approximately 3.6 percent. This reduction was split two-thirds in billable consultants and one-third from non-billable headcount. These actions reduced our ratio of non-billable personnel to total headcount from 12 percent in first quarter 2002 to 9 percent in first quarter 2003."

The percentage of revenue derived from India operations based on customer bill rate was 15.3 percent of total revenue in first quarter 2003 compared to 16.2 percent in fourth quarter 2002. The decline in India resulted from a combination of the completion of several India-centric projects at the end of the fourth

                                      MORE
quarter, a temporary slowdown in the start-up of India-centric projects with several customers and the continued pricing pressure that reduced bill rates. Covansys expects to increase the revenue derived from India operations to 20 percent over the next several quarters.

Selling, general and administrative expenses totaled $22.2 million or 23 percent of revenue in the first quarter 2003. This compares to $24.4 million for fourth quarter 2002 and is down $2 million from the first quarter 2002 level. "Our goal is to drive SG&A spending down to 20 percent of revenue," Duffey indicated.

The combination of cash and short-term investments at the end of the first quarter 2003 was $94.4 million, a decline of $6.6 million. "Several fixed price contracts met milestones allowing us to invoice for work performed resulting in a $6.6 million reduction in revenue in excess of billing during the first quarter," Duffey indicated. "We also experienced slower collections at the end of March which were offset by unusually high collections during the first week in April. During the first four days of April, cash collections were approximately $4.5 million higher than the traditional level for this period. The delay in collections also caused DSOs in first quarter 2003 to increase to 70 days compared to 66 days in fourth quarter 2002," Duffey advised. "We were not satisfied with this performance and intend to improve collections and drive DSOs to below 60 days in the second half of 2003."

Covansys did not repurchase any shares of stock during the quarter. The total share repurchase authorization available for future repurchase is 3.4 million shares.

"We expect continued pressure on revenue until the economy begins to improve," continued Clague. "Our restructuring of the organization is expected to take additional costs out and improve our profitability regardless of economic conditions. Improving revenue growth supported by expense reductions and continued emphasis on utilization rates is expected to generate improvement in earnings throughout the second half of 2003."

Clague concluded, "We will continue to focus our efforts on offshore growth and the management of all costs while intensifying our focus to drive improvements in gross margin. We remain committed to our profitability goals while driving higher utilization and gross margin, improving cash flow and preserving our strong balance sheet."

ABOUT COVANSYS
Covansys Corporation, (NASDAQ: CVNS), is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sector. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI's CMM(R) Level 5 quality ratings at two of its offshore development centers in India.

SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or

                                      MORE
 achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include general economic conditions and conditions in the IT industry such as the demand for IT services, the failure to recruit and retain IT professionals, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, potential cost overruns on fixed-price projects, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts, economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company's filings with the U.S. Securities and Exchange Commission.

                        FOR MORE INFORMATION ON COVANSYS,
                 visit the Company's website at WWW.COVANSYS.COM

                            -FINANCIAL TABLES FOLLOW-





















                                      MORE

                              COVANSYS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            (Unaudited, in thousands)

                                                       MARCH 31,    DECEMBER 31,
                                                         2003           2002
                                                     -----------    ------------
 Current Assets:
  Cash and cash equivalents                              $72,881         $87,742
  Short-term investments                                  21,479          13,263
                                                     -----------    ------------
                                                          94,360         101,005

  Accounts receivable, net                                80,285          69,290

  Revenues earned in excess of billing, net               35,923          42,500

  Prepaid expenses and other                              11,739          10,342
                                                     -----------    ------------

              Total current assets                       222,307         223,137

Property and equipment, net                               35,213          36,422

Goodwill, net                                             17,053          17,053

Other assets                                              27,992          28,662
                                                     -----------    ------------

              Total Assets                              $302,565        $305,274
                                                     ===========    ============

Current liabilities                                      $56,271         $58,754

Other liabilities                                             25             128

Preferred Stock                                          165,317         164,222

Shareholders' equity                                      80,952          82,170
                                                     -----------    ------------

              Total Liabilities and
                Shareholders' Equity                    $302,565        $305,274
                                                     ===========    ============


                              COVANSYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited, in thousands)

                                                                    Three Months Ended
                                                                         March 31,
                                                                   2003            2002
                                                                -----------     -----------
Net income                                                              $11          $1,517
Adjustments to reconcile net income to net cash used by
  operating activities:
  Depreciation and amortization                                       3,948           2,808
  Provision for doubtful accounts                                        78             237
  Change in assets and liabilities                                   (8,688)        (14,581)
                                                                -----------     -----------
      Net cash used in operating activities                          (4,651)        (10,019)
                                                                -----------     -----------

Cash flows from investing activities:
  Investment in property, equipment and other                        (2,148)         (3,545)
  Investment in available-for-sale securities, net                   (8,216)              0
  Investment in computer software                                      (177)           (655)
                                                                -----------     -----------
      Net cash used in investing activities                         (10,541)         (4,200)
                                                                -----------     -----------

Cash flows from financing activities:
  Net proceeds from issuance of common stock                            204             283
  Net proceeds from exercise of stock options and other, net            127              39
  Repurchases of common stock                                             0          (3,646)

                                                                -----------     -----------
      Net Cash Provided by (used in) Financing Activities               331          (3,324)
                                                                -----------     -----------

Decrease in cash and cash equivalents                               (14,861)        (17,543)
Cash and cash equivalents at beginning of period                     87,742         123,755
                                                                -----------     -----------
Cash and cash equivalents at end of period                          $72,881        $106,212
                                                                ===========     ===========


                              COVANSYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited, in thousands except per share amounts)


                                                                                 Three Months Ended March 31,
                                                                         2003                        2002             % Change
                                                               -----------------------     -----------------------  -------------
Revenues                                                               $96,559                     $90,768              6.4%

Cost of Revenues                                                        74,845                      66,485              12.6%
                                                               -----------------------     -----------------------
Gross Profit                                                            21,714                      24,283             -10.6%

Selling, general and administrative                                     22,187                      24,200             -8.3%
                                                               -----------------------     -----------------------
Income (loss) from operations                                            (473)                        83

Other income, net                                                         493                       1,073
                                                               -----------------------     -----------------------

Income from operations before income taxes                                20                        1,156

Provision (benefit) for income taxes                                       9                        (361)
                                                               -----------------------     -----------------------

Net income                                                                11                        1,517

Convertible redeemable preferred stock dividends                         1,095                      1,086

                                                               -----------------------     -----------------------
Net income (loss) available for
              common shareholders                                      ($1,084)                      $431
                                                               =======================     =======================


Earnings Per Share:
                                                                  Basic     Diluted           Basic     Diluted
                                                               -----------------------     -----------------------

net income (loss) available to common shareholders                  ($0.04)   (A)                $0.01    (A)
                                                               =======================     =======================


Weighted average common shares                                      27,285     36,005           28,101     36,842
                                                               =======================     =======================

(A) Anti-dilutive

Pro Forma Diluted Earnings Per Share, (as if Convertible Redeemable Preferred Stock has been converted):


Net income                                                               $11                       $1,517
                                                               =======================     =======================

Diluted weighted average common shares                                 36,005                      36,842
                                                               =======================     =======================
Diluted pro forma net income per share as if convertible
              redeemable preferred stock has been converted            $0.00                       $0.04
                                                               =======================     =======================

SELECTED OPERATING DATA

Operating Margin                                                       -0.49%                       0.09%
                                                               =======================     =======================
